UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2010

LINCOLNWAY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51764	20-1118105
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa	50201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 232-1010

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02             RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Item 7.01             REGULATION FD DISCLOSURE.

Lincolnway Energy, LLC (the "Company") intends to announce its financial results for the year ended September 30, 2010 at a meeting of the Company's members to be held on November 9, 2010.  The following information will be presented at the meeting.

Net income was $4.4 million for the year ended September 30, 2010, compared to a net loss of $6.4 million for the year ended September 30, 2009.  Revenues were $114.4 million for the year ended September 30, 2010 compared to $110.2 million for the year ended September 30, 2009.

The following is statement of operations data for the years indicated:

Statements of Operations Data:	2010		2009
	Amount	%	Amount	%

Revenues	$114,373,268	100.0	$110,223,531	100.0
Cost of goods sold	106,744,081	93.3	113,576,938	103.0
Gross profit(loss)	7,629,187	6.7	(3,353,407)	(3.0)
General and administrative expense	2,440,390	2.1	2,366,638	2.1
Operating income(loss)	5,188,797	4.6	(5,720,045)	(5.1)
Interest expense	(851,358)	(0.7)	(860,303)	(0.8)
Other income-interest	25,019	-	165,007	0.1
Net income(loss)	$4,362,458	3.9	$(6,415,341)	(5.8)

Revenues increased $ 4.2 million for the year ended September 30, 2010 compared to the year ended September 30, 2009 primarily as a result of increased ethanol sales of 2.3 million gallons and a higher price that was received on average for the ethanol.  Cost of goods sold decreased $6.9 million for the year ended September 30, 2010 compared to the year ended September 30, 2009 primarily as a result of a lower average price paid for corn for the year ended September 30, 2010 and a decrease in derivative losses related to corn costs for the year ended September 30, 2010 compared to the year ended September 30, 2009.

The chart below presents key operating data with our ethanol production for the years indicated:

Operating Data:	2010	2009

Ethanol sold	55,121,401	52,821,525
Average gross price of ethanol sold
(dollars per gallon)	$1.72	$1.67
Dry distillers grain sold (tons)	129,958	128,771
Average dry distillers grain sales price per ton	$145.38	$154.74
Average corn cost per bushel	$3.59	$3.70

The chart below presents other financial data for the years indicated:

Other Financial Data:	2010	2009

Working Capital	$11,493,635	$6,670,560
Long-Term Obligations	$9,859,711	$14,938,584
Members' Equity	$52,239,260	$49,979,252
Book Value per Member Unit	$1,242	$1,189
Cash distributions per unit	$50.00	$-
Depreciation and amortization expense	$8,378,554	$8,367,309

As of September 30, 2010, the Company had $2.9 million in cash and cash equivalents. For the year ended September 30, 2010, $2.1 million was distributed to members and $8.8 million was paid on long-term borrowings.  The Company also made purchases of $823,612 of property and equipment.

The information contained in this Current Report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall this Current Report or be incorporated by reference into a filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except only as may be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: November 9, 2010	By:	/s/ Richard Brehm
Richard Brehm, President and
Chief Executive Officer